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            TEXAS SUPREME COURT RULES IN FAVOR OF KCS ENERGY, INC.
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Edison, N.J. August 16, 1996 -- KCS Energy, Inc. (NYSE: KCS) announced that the
Texas Supreme Court has denied a request by Tennessee Gas Pipeline Company
(TGT) for another rehearing in its take-or-pay contract litigation with KCS, following the court's opinion on April 18, 1996, affirming KCS's position on all issues. Under the contract, which runs through January 1999, TGT is obligated to purchase natural gas production from the Bob West Field in south Texas at a price currently in excess of $8.00 per Mcf.

     KCS Energy President and Chief Executive Officer James W. Christmas said, "We are extremely please that we have finally come to the end of a very long road and that we can now recover approximately $70 million that TGT has withheld. Before the supreme court's ruling, KCS had set a captial spending program of $70 million for 1996. With the final conclusion of this litigation, we can proceed with plans for at least a 50% increase in capital spending for the year."

     KCS is an independent energy company primarily engaged in the acquisition, exploration, development and production of natural gas and crude oil. The Company also operates natural gas transportation and energy marketing and services businesses.

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